EXHIBIT 23.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this amendment to the Registration Statement on Form S-3 of our report dated March 10, 2000 relating to the financial statements, which appears in Sagent Technology, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated March 10, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCooper LLP

San Jose, California

March 13, 2003